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                                                                    Exhibit 4.60

                  GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER
                                   JOINT LIFE
                          [SECURESOURCE STAGES(SM) RIDER]

This rider is made a part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract. THIS RIDER CANNOT BE TERMINATED EITHER BY YOU OR US EXCEPT AS PROVIDED IN THE TERMINATION OF THE RIDER PROVISION.

This rider requires participation in our asset allocation program. Your Initial Asset Allocation Model is shown under Contract Data. Limitations may be imposed on the asset allocation models available for selection as described in the Asset Allocation Program provision.

The additional charge for this rider is described in the Annual Rider Charge provision.

DEFINITIONS

ALP BENEFIT BASE (BB)

The ALP Benefit Base is used in the calculation of the Annual Lifetime Payment and the annual rider charge. The BB cannot be withdrawn or annuitized.

ALP CREDIT BASE (CB)

The ALP Credit Base is used in the calculation of the Rider Credit. The CB cannot be withdrawn or annuitized.

ANNUAL LIFETIME PAYMENT (ALP)

Under the terms of this rider, the Annual Lifetime Payment (ALP) is the lifetime benefit amount that can be withdrawn each contract year until the death of both Covered Spouses or termination of the rider. The ALP may not be available under certain circumstances as described in the Annual Lifetime Payment provision.

ANNUAL LIFETIME PAYMENT ATTAINED AGE (ALPAA)

The Annual Lifetime Payment Attained Ages are shown under Contract Data. The younger Covered Spouse must be the youngest ALPAA shown for the Annual Lifetime Payment to be available. The ALPAA is also used in determining which percentage will be used to calculate the Annual Lifetime Payment.

ANNUAL LIFETIME PAYMENT PERCENTAGE (ALP PERCENTAGE)

ALP Percentages, shown under Contract Data, are used in the calculation of the Annual Lifetime Payment. The ALP Percentage used can change as described in the ALP Percentage provision.

ANNUAL STEP-UP

The Annual Step-up is an increase in the BB and a possible increase in the ALP Percentage that is available each rider Anniversary if your contract value increases, subject to certain conditions as described in the Annual Step-up provision.

ATTAINED AGE

Attained age means the specified Covered Spouse's age as of his/her latest birthday.

CONTRACT DATE, CONTRACT ANNIVERSARY, RIDER ANNIVERSARY

Your contract date is shown under Contract Data. It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract anniversary is the same day and month as the contract date each year that the contract remains in force. Your rider anniversary is the same date as your contract anniversary unless the rider is issued after the contract date. It is the same day and month as the rider effective date each year that the rider remains in force.

COVERED SPOUSES

Covered Spouses are the persons whose lives are used to determine whether or not the Annual Lifetime Payment (ALP) is available and the duration of the ALP payments. The Covered Spouses are established on the rider effective date and cannot be changed. The Covered Spouses are the owner and the owner's legally married spouse, as defined under federal law, as named on the application and as shown under Contract Data, for as long as the marriage is valid and in effect. If an owner is a non-natural person or a revocable trust, the Covered Spouses are the annuitant and the legally married spouse of the annuitant.

EXCESS WITHDRAWAL PROCESSING

Benefits under this rider are reset if withdrawals are made when the Annual Lifetime Payment is unavailable or if a withdrawal exceeds the Remaining Annual Lifetime Payment.

PRINCIPAL BACK BASE (PBB)

The Principal Back Base is used in the calculation of the principal back guarantee available under this rider. The PBB cannot be withdrawn or annuitized.

REMAINING ANNUAL LIFETIME PAYMENT (RALP)

As you make withdrawals during a contract year, the remaining amount that the rider guarantees will be available for withdrawal that year is reduced. Whenever the ALP is available, the Remaining Annual Lifetime Payment (RALP) is the guaranteed amount that can be withdrawn during the remainder of the current contract year. Withdrawing more than the RALP will subject the benefits under this rider to excess withdrawal processing. When determining if a


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withdrawal will result in excess withdrawal processing, we use the RALP amount on the date of (but prior to) the current withdrawal.

RIDER CREDIT

The Rider Credit is an amount that can be added to the ALP Benefit Base on all Rider Credit Dates as long as no withdrawals have been taken since the rider effective date. The Rider Credit will also be discontinued if the contract value falls to zero.

RIDER CREDIT DATE

Rider Credit Dates are the dates shown under Contract Data on which Rider Credits can be added to the ALP Benefit Base, subject to certain limitations as described in the ALP Benefit Base provision.

RIDER EFFECTIVE DATE

This rider is effective as of the contract date of this contract unless otherwise provided.

STEP-UP DATE

The Step-up Date is the rider anniversary if the Annual Step-up is processed automatically. If not processed automatically, the Step-up Date is the valuation date we receive your written request to Step-up if we receive your request before the close of business on that day, otherwise the next valuation date.

WITHDRAWAL

A withdrawal is the amount by which your contract value is reduced as a result of your withdrawal request. It may differ from the amount of your request due to any withdrawal charge and any market value adjustment.

GUARANTEED LIFETIME WITHDRAWAL BENEFIT

The Guaranteed Lifetime Withdrawal Benefit guarantees that, regardless of investment performance, you may take withdrawals each contract year that the ALP is available until the earlier of:

     -    termination of the rider or

     -    the death of both Covered Spouses.

If you make a withdrawal when the ALP is unavailable, benefits may be reduced in accordance with the excess withdrawal processing as described in the ALP Benefit Base provision, item 3.

When the ALP is available, the rider guarantees that you have the option each contract year to withdraw cumulatively an amount up to the ALP.

If your withdrawal does not exceed the RALP, you will not be assessed a withdrawal charge. If you withdraw an amount larger than the RALP, the amount in excess of the RALP will be assessed any applicable withdrawal charges, and benefits may be reduced in accordance with excess withdrawal processing as described in the ALP Benefit Base provision, item 4. You may withdraw any amount up to your entire withdrawal value, subject to excess withdrawal processing under the rider.

As long as no excess withdrawal processing takes place or no benefit resets take place due to certain changes to your asset allocation model as described in the Asset Allocation Program provision, the rider also guarantees that total withdrawals shall not cumulatively be less than purchase payments you have made. This principal back guarantee is described in the Death Benefit Before Annuitization provision.

Subject to conditions and limitations in each referenced provision below, certain values used to compute amounts available for withdrawal under the terms of this rider can be increased under the following situations:

1. Your contract value has increased at specified intervals. (See "Annual Step-Up.")

2. Prior to your first withdrawal, a rider credit can increase the ALP Benefit Base, on any Rider Credit Dates. (See "ALP Benefit Base.")

3. Your ALP Percentage can increase if the younger Covered Spouse's attained age on a rider anniversary is associated with a higher ALP Percentage as shown under Contract Data. (See "ALP Percentage.")

We may modify the charge for this rider if you elect the Annual Step-up or if you elect to change your asset allocation model. (See "Annual Rider Charge.")

ALP CREDIT BASE (CB)

Your CB is determined at the following times and is subject to a maximum amount as shown under Contract Data:

1.   AT RIDER EFFECTIVE DATE

     If the rider is effective on the contract date, the CB is set equal to the initial purchase payment.

     If the rider is effective on a contract anniversary, the CB is set equal to the contract value on the later of that anniversary and the valuation date we receive your written request to add the rider.


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     If we receive your request after the close of business on that day, we use the contract value on the next valuation date.

2.   WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE

     If the CB is greater than zero, the CB will be increased by the amount of each additional purchase payment.

3.   WHEN A WITHDRAWAL IS MADE

     If the CB is greater than zero, the CB will be reset to zero and will always be zero.

4.   AFTER THE LATEST RIDER CREDIT DATE

     If the CB is greater than zero, the CB will be reset to zero and will always be zero.

5.   WHEN THE CONTRACT VALUE FALLS TO ZERO

     If the CB is greater than zero, the CB will be reset to zero and will always be zero.

ALP BENEFIT BASE (BB)

The ALP Benefit Base is determined at the following times and is subject to a maximum amount as shown under Contract Data:

1.   AT RIDER EFFECTIVE DATE

     If the rider is effective on the contract date, the BB is set equal to the initial purchase payment.

     If the rider is effective on a contract anniversary, the BB is set equal to the contract value on the later of that anniversary and the valuation date we receive your written request to add the rider. If we receive your request after the close of business on that day, we use the contract value on the next valuation date.

2.   WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE

     The BB will be increased by the amount of each additional purchase payment.

3.   WHEN A WITHDRAWAL IS MADE AND THE ALP IS UNAVAILABLE

     Excess withdrawal processing will occur, and the BB will be reset to the lesser of the current BB or your contract value after the withdrawal.

4.   WHEN A WITHDRAWAL IS MADE AND THE ALP IS AVAILABLE

     If the withdrawal is less than or equal to the RALP, the BB does not change.

     If the withdrawal is greater than the RALP, excess withdrawal processing will occur, and the BB will be reset to the lesser of the current BB or your contract value after the withdrawal.

5.   ON ANY RIDER CREDIT DATES WHEN THE CB IS GREATER THAN ZERO

     On the first Rider Credit Date, the Rider Credit equals the ALP Credit Base 180 days following the rider effective date multiplied by the Rider Credit Percentage shown under Contract Data for the first Rider Credit Date. On any subsequent Rider Credit Date, the Rider Credit equals the ALP Credit Base as of the prior Rider Credit Date multiplied by the Rider Credit Percentage shown under Contract Data associated with the current Rider Credit Date.

     On the first Rider Credit Date the BB will be set to the greater of:

     (A)  the current BB, and

     (B) the BB 180 days following the rider effective date increased by the Rider Credit and any additional purchase payments since 180 days following the rider effective date.

     On any subsequent Rider Credit Dates the BB will be set to the greater of:

     (A)  the current BB, and

     (B) the BB on the prior Rider Credit Date increased by the Rider Credit and any additional purchase payments since the prior Rider Credit Date.

6.   UPON ANNUAL STEP-UP AS DESCRIBED IN THE ANNUAL STEP-UP PROVISION

7. UPON CERTAIN CHANGES TO YOUR ASSET ALLOCATION MODEL AS DESCRIBED IN THE ASSET ALLOCATION PROGRAM PROVISION

8. UPON SPOUSAL CONTINUATION AS DESCRIBED IN THE SPOUSE'S OPTION TO CONTINUE CONTRACT PROVISION

PRINCIPAL BACK BASE (PBB)

The Principal Back Base is determined at the following times and is subject to a maximum amount as shown under Contract Data:

1.   AT RIDER EFFECTIVE DATE

     If the rider is effective on the contract date, the PBB is set equal to the initial purchase payment.

     If the rider is effective on a contract anniversary, the PBB is set equal to the contract value on the later of that anniversary and the valuation date we receive your written request to add the rider. If we receive your request after the close of business on that day, we use the contract value on the next valuation date.


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2.   WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE

     The PBB will be increased by the amount of each additional purchase payment.

3.   WHEN A WITHDRAWAL IS MADE AND THE ALP IS UNAVAILABLE

     Excess withdrawal processing will occur, and the PBB will be reset to the lesser of:

     -    the current PBB reduced by the amount of the withdrawal and

     -    your contract value after the withdrawal.

4.   WHEN A WITHDRAWAL IS MADE AND THE ALP IS AVAILABLE

     If the withdrawal is less than or equal to the RALP, the PBB is reduced by the amount of the withdrawal.

     If the withdrawal is greater than the RALP, excess withdrawal processing will occur, and the PBB will be reset to the lesser of:

     -    the current PBB reduced by the amount of the withdrawal or

     -    your contract value after the withdrawal.

5. UPON CERTAIN CHANGES TO YOUR ASSET ALLOCATION MODEL AS DESCRIBED IN THE ASSET ALLOCATION PROGRAM PROVISION

ANNUAL LIFETIME PAYMENT PERCENTAGE (ALP PERCENTAGE)

The ALP Percentage used in calculating the ALP is determined at the following times:

1.   WHEN THE ALP BECOMES AVAILABLE

     The ALP Percentage used is the percentage shown under Contract Data for the younger Covered Spouse's attained age.

2.   ON EACH SUBSEQUENT CONTRACT ANNIVERSARY

     If no withdrawal has been made since the ALP was last made available, and if the ALP Percentage shown under Contract Data for the younger Covered Spouse's, or remaining Covered Spouse's following death or dissolution of marriage, attained age is higher; then the ALP Percentage will be reset to the higher percentage.

3.   UPON ANNUAL STEP-UPS AS DESCRIBED IN THE ANNUAL STEP-UP PROVISION

4. UPON SPOUSAL CONTINUATION AS DESCRIBED IN THE SPOUSE'S OPTION TO CONTINUE CONTRACT PROVISION

5.   UPON CHANGE IN MARITAL STATUS

     In the event of dissolution of marriage:

     (A) If the ALP is available and no withdrawal has been made since the ALP was last made available, the ALP Percentage will be reset to the ALP Percentage shown under Contract Data for the remaining Covered Spouse's attained age.

     (B) If the ALP is unavailable but the remaining Covered Spouse has reached the youngest ALPAA, the ALP Percentage used is shown under Contract Data for the remaining Covered Spouse's attained age.

     In the event of remarriage of the Covered Spouses to each other, the ALP Percentage used is the percentage for the younger Covered Spouse's attained age.

The ALP Percentage will not change at other times.

ANNUAL LIFETIME PAYMENT (ALP)

The ALP is available on the earliest of the following dates:

     (A) the rider effective date if the younger Covered Spouse has already reached the youngest ALPAA.

     (B) the rider anniversary following the date the younger Covered Spouse, or remaining Covered Spouse following death or dissolution of marriage, reaches the youngest ALPAA.

     (C) the date spousal continuation is effective if the surviving Covered Spouse has already reached the youngest ALPAA.

     (D) the date we receive written request of the death of a covered spouse who is not an owner or annuitant if the surviving Covered Spouse has already reached the youngest ALPAA.

     (E) the date we receive written request following the dissolution of marriage of the Covered Spouses if the remaining Covered Spouse has already reached the youngest ALPAA.

The ALP is unavailable (1) prior to the earliest of the above dates or (2) after remarriage of the Covered Spouses to each other, if the younger Covered Spouse has not reached the youngest ALPAA.

While the ALP is available, the ALP is equal to the current BB multiplied by the ALP Percentage. Any time the ALP Percentage or the BB changes, the ALP will be recalculated.


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If you withdraw less than the ALP in a contract year, the unused portion does not carry over to future contract years.

REMAINING ANNUAL LIFETIME PAYMENT (RALP)

The RALP is made available at the same time as the ALP.

The RALP equals the ALP less all withdrawals in the current contract year, but will not be less than zero.

REQUIRED MINIMUM DISTRIBUTIONS

The portion of the RMD that exceeds the ALP will not be subject to excess withdrawal processing provided:

1.   the ALP is available,

2.   you are taking required minimum distributions (RMD) from this contract,

3.   the RMD is greater than the ALP,

4.   the RMD is for this contract alone,

5. the RMD is based on your recalculated life expectancy taken from the Uniform Lifetime Table under the Code, and

6. the RMD amount is otherwise based on the requirements of the Internal Revenue Code Section 401(a)(9), related Code provisions, and regulations thereunder that were in effect on the effective date of this rider.

Any withdrawals made when the ALP is unavailable or withdrawing amounts greater than the ALP that do not meet these conditions will result in excess withdrawal processing.

ANNUAL STEP-UP

Beginning with the first rider anniversary, an Annual Step-up may be available.

The Annual Step-up will be effective on the Step-up Date. Only one Annual Step-up will be allowed each contract year.

The Annual Step-up is available on any rider anniversary where the contract value is greater than the BB after any Rider Credit is added.

- If the annual rider charge would not increase as a result of the Annual Step-up, we will process the Annual Step-up automatically on the rider anniversary.

- If the Annual Step-up would result in an increase of the annual rider charge, we do not process the Annual Step-up automatically and you will be notified. If the contract value is greater than the current BB, you then have the option to elect the Annual Step-up anytime within the 30 days following that rider anniversary. Your annual rider charge will increase if the BB steps up or if a withdrawal has been made since the ALP was last made available and the ALP Percentage increases. (See Annual Rider Charge provision.)

If the Annual Step-up is processed the rider benefits will be adjusted as follows:

BB STEP-UP

Subject to the maximum BB shown under Contract Data, the BB will be increased to the contract value on the Step-up Date.

ALP PERCENTAGE STEP-UP

If the ALP Percentage shown under Contract Data for the younger Covered Spouse's, or remaining Covered Spouse's following death or dissolution of marriage, attained age on that rider anniversary is higher than the ALP Percentage used prior to the Step-up, then the ALP Percentage will be reset to the higher percentage, regardless of any prior withdrawals.

ALP AND RALP

If the ALP is available, the ALP and RALP will be recalculated.

ASSET ALLOCATION PROGRAM

This rider requires participation in our asset allocation program. At time of application you choose an asset allocation model from any available model ranging from the conservative category to the aggressive category. There may be a limitation of available models based on the amount of the initial purchase payment we accept for your contract.

You can allocate your contract value to any available asset allocation model (1) prior to your first withdrawal and (2) following a benefit reset as described in this provision but prior to any subsequent withdrawal. During these accumulation phases, you may request to change your asset allocation model to any available asset allocation model.


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Immediately following a withdrawal your contract value will be reallocated to the Target Model shown under Contract Data if your current asset allocation model is more aggressive than the Target Model. After you have taken a withdrawal and prior to any benefit reset as described in this provision, you are in a withdrawal phase. During withdrawal phases you may request to change your asset allocation model to the Target Model or any asset allocation model that is more conservative without a benefit reset as described in this provision.

If you are in a withdrawal phase and you choose to allocate your contract value to an asset allocation model that is more aggressive than the Target Model, you will be in the accumulation phase again and your rider benefit will be reset as follows:

     1. the BB will be reset to the lesser of the current BB or the contract value; and

     2.   if the ALP is available, the ALP and RALP will be recalculated; and

     3. the PBB will be reset to the lesser of the current PBB or the contract value.

You may request to change your asset allocation model by written request on an authorized form or by another method agreed to by us. The number of elective model changes allowed per contract year is shown under Contract Data. Additionally, we reserve the right to limit the number of model changes allowed if required to comply with the written instructions of a fund.

We reserve the right to change the Target Model to an asset allocation model that is more aggressive after 30 days written notice.

We reserve the right to cancel required participation in the asset allocation program after 30 days written notice. If asset allocation models are not required, you may allocate your contract value and additional purchase payments as provided in the contract.

CONTRACT PROVISION MODIFICATIONS

Because of the addition of this rider to your contract, several contract provisions are modified as described throughout this rider, including the following.

PAYMENT LIMITS PROVISION

We reserve the right to restrict cumulative subsequent purchase payments to an amount less than The Maximum Total RVS Variable Annuity Purchase Payment Per Annuitant Life, shown under Contract Data.

ALLOCATION OF PURCHASE PAYMENTS

Because this rider requires participation in our asset allocation program, allocation of purchase payments shall be determined by your asset allocation model.

TRANSFERS OF CONTRACT VALUES PROVISION

Because this rider requires participation in our asset allocation program, transfer privileges granted under the contract are suspended other than: (1) transfers among the available asset allocation models as described above, provided such transfers are not determined to disadvantage other contract owners, (2) transfers necessary to adjust contract value allocations to match the allocation percentages utilized in your asset allocation model, or (3) transfers as otherwise agreed to by us.

RULES FOR WITHDRAWAL PROVISION

Minimum account values following a withdrawal no longer apply to your contract.

For withdrawals, the withdrawal will be made from your accounts and subaccounts in the same proportion as your interest in each bears to the contract value. You cannot specify from which accounts the withdrawal is to be made.

If the contract value falls to zero and the BB is greater than zero, the following will occur:

1. If the ALP is unavailable, and if the contract value is reduced to zero as a result of fees or charges; then the owner must wait until the rider anniversary following the date the younger Covered Spouse reaches the youngest ALPAA and receive the ALP annually until the death of both Covered Spouses.

2. If the ALP is available, and if the contract value is reduced to zero as a result of fees or charges, or as a result of a withdrawal that is less than or equal to the RALP; then the owner will receive the remaining schedule of ALPs paid annually until the death of both Covered Spouses.

In (1) and (2) above:

- These annualized amounts will be paid in the frequency that you elect. The frequencies will be among those offered by us at that time but will be no less frequently than annually.

-    We will no longer accept subsequent purchase payments.

-    No more charges will be collected for the rider.


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-    The ALP will be paid annually until the death of the last surviving Covered
     Spouse. Following the death of both Covered Spouses, the death benefit becomes the remaining schedule of ALPs, if any, until total payments to the owner and the beneficiary are equal to the PBB at the time the contract value falls to zero.

If the contract value is reduced to zero as a result of a withdrawal that is greater than the RALP or as a result of a withdrawal that is made when the ALP is unavailable, then this rider and the contract will terminate.

DEATH BENEFIT BEFORE ANNUITIZATION

If the death benefit becomes payable at the death of a Covered Spouse, the surviving Covered Spouse must utilize the spousal continuation provision to continue the joint benefit. If spousal continuation is not available under the terms of the contract, the rider terminates. The lifetime benefit of this rider ends at the death of the last surviving Covered Spouse.

If a death benefit becomes payable, the beneficiary may: (1) elect to take the death benefit under the terms of the contract, (2) elect to take the principal back guarantee available under this rider, or (3) continue the contract under the Spouse's Option to Continue Contract provision.

If the beneficiary elects the principal back guarantee under this rider, the following will occur:

1. If the PBB is greater than zero and the ALP is available, the remaining schedule of ALPs will be paid until total payments to the beneficiary are equal to the PBB.

2. If the PBB is greater than zero and the ALP is not available, the BB multiplied by the ALP Percentage for the youngest ALPAA shown under Contract Data will be paid annually until total payments to the beneficiary are equal to the PBB.

3. If the last surviving Covered Spouse dies and the PBB equals zero, the benefit terminates. No further payments are made.

SPOUSE'S OPTION TO CONTINUE CONTRACT

If the surviving spouse is a Covered Spouse and chooses to continue the contract under the spousal continuation provision, the following provisions apply:

1. The rider continues as part of the contract, and the CB, PBB, and BB will not change. The ALP Percentage may change as follows:

     (A) If the ALP is available and a withdrawal has been made since the ALP was last made available, the ALP, RALP and ALP Percentage will not change.

     (B) If the ALP is available and no withdrawal has been made since the ALP was last made available, the ALP Percentage will be reset to the ALP Percentage shown under Contract Data for the surviving Covered Spouse's attained age. The ALP and RALP will then be recalculated.

     (C) If the ALP is unavailable but the surviving Covered Spouse has reached the youngest ALPAA as of the date of the continuation, the ALP becomes available on the date of continuation and the ALP Percentage used is shown under Contract Data for the surviving Covered Spouse's attained age on the date of continuation.

2. The surviving Covered Spouse can name a new beneficiary, however, a new Covered Spouse cannot be added to the rider.

3. At the time of spousal continuation, a Step-up may be available. All Annual Step-up rules also apply to the spousal continuation Step-up except the ALP Percentage used is based on the surviving Covered Spouse's attained age on the date of the Step-up. If the spousal continuation Step-up is processed automatically, the Step-up date is the valuation date spousal continuation is effective. If not, the Step-up date is the valuation date we receive the spouse's written request to Step-up if we receive the request by the close of business on that day, otherwise the next valuation date.

CHANGE OF OWNERSHIP

Because the joint life benefit requires that the surviving Covered Spouse continue the contract under the "Spouse's Option to Continue Contract" provision, only ownership arrangements that permit such continuation are allowed at rider issue.

If the owner is a natural person, only the Covered Spouses or a revocable trust can be owners. If there is a non-natural owner or a revocable trust, one of the Covered Spouses must be the annuitant. The only ownership changes allowed are between the Covered Spouses or other ownership arrangements that allow for continuation by a Covered Spouse. No other ownership changes are allowed as long as the rider is in force. We reserve the right to require our approval of any ownership changes, subject to state law restrictions.

ASSIGNMENT

We reserve the right to require our approval of any assignments, subject to state law restrictions.


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ANNUAL RIDER CHARGE

We deduct the fee for this rider once a year from your contract value on your contract anniversary. We prorate this fee among your accounts and subaccounts in the same proportion your interest in each account bears to your total contract value.

The fee is calculated on your contract anniversary by multiplying the Annual Rider Charge by the lesser of:

1.   the maximum BB shown under Contract Data, or

2.   the greater of the anniversary contract value or the BB.

The Annual Rider Charge may vary with your asset allocation model and is subject to the Maximum Annual Rider Charge shown under Contract Data.

The Initial Annual Rider Charge associated with your initial asset allocation model is shown under Contract Data. This charge may increase if:

1. you elect to change your asset allocation model and the Annual Rider Charge for the new asset allocation model is higher; or

2.   you elect the Annual Step-up or spousal continuation Step-up.

The new charge will be the charge in effect on the valuation date we receive your written request to change your asset allocation model or Step-up if we receive your request before the close of business on that day, otherwise the charge in effect on the next valuation date.

There is no increase in the Annual Rider Charge for automatic Annual Step-ups, automatic spousal continuation Step-ups, or for any required reallocation of your contract value to the Target Model following a withdrawal.

If the rider charge changes during a contract year, we will calculate an average rider charge, for that contract year only, that reflects the various different charges that were in effect that year, adjusted for the number of calendar days each charge was in effect.

If your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of calendar days coverage was in place during the contract year. Death benefits payable to the beneficiary will be reduced by the prorated rider charge.

TERMINATION OF THE RIDER

This rider cannot be terminated either by you or us except as follows:

1. After the death benefit is payable, continuation of the contract by any one other than a Covered Spouse will terminate the rider.

2. Annuitization of the contract under an annuity payment plan will terminate the rider.

3. A withdrawal subject to excess withdrawal processing that reduces the contract value to zero will terminate the rider.

4.   Termination of the contract for any reason will terminate the rider.

RIVERSOURCE LIFE INSURANCE COMPANY


[/s/ Thomas R. Moore]

Secretary


275061-JT                          Page 8 of 8                      [A(11/2008)]